UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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TENNESSEE VALLEY FINANCIAL HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tennessee Valley Financial Holdings, Inc.
401 South Illinois Ave.
Oak Ridge, TN 37830

September 26, 2008

Dear Shareholder

In connection with the upcoming special meeting of the shareholders at 6:30 p.m. on Tuesday, October 21, 2008 at which you will be asked to approve our “going private transaction,” we wanted to inform you of the following information related to TNBANK.  As you may know, on September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was placing the Federal National Mortgage Association  (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under federal conservatorship. We believe that these actions will have an adverse impact on the value of the Fannie Mae and Freddie Mac preferred stock held by TNBANK. TNBANK holds preferred stock issued by Fannie Mae and Freddie Mac with a book value of approximately $2,200,000. As it is unclear at this time whether the value of the securities will improve, we expect, in accordance with applicable accounting standards, to record a non-cash other-than-temporary impairment charge on these investments during the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae and Freddie Mac preferred stock.

We do not anticipate that the entire amount will be written down.  Even if we wrote down the total value of these securities to zero, TNBANK will remain “well capitalized” by federal regulatory standards.

Attached is a copy of the press release we issued on September 26, 2008 regarding the financial impact of TNBANK’s ownership of the Fannie Mae and Freddie Mac preferred stock.  We thought this information important for you to consider in casting your vote at the upcoming special meeting.  If you have already submitted your proxy and do not wish to change your vote, you need do nothing.  If, however, you would like to revoke your proxy and re-submit your proxy, please refer to the instructions on page 27 of your proxy statement.

Additionally, please make note that the meeting time is 6:30 p.m. on Tuesday, October 21 (not 5:30 p.m. as was incorrectly stated in the proxy statement).  If you have not done so, please submit your proxy as soon as possible to insure your vote is received in advance of the meeting date. Should you have questions concerning the proxy materials, please call Ken Scarbro, CFO, at (865) 483-9444.

Thank you for your continued support of TNBANK and TVFH as we strive to enhance your shareholder value.

Sincerely,

/s/Thomas E. Tuck
Thomas E. Tuck
President and CEO

For Release September 26, 2008

September 26, 2008,  Oak Ridge, TN – Tennessee Valley Financial Holdings, Inc. announced to its shareholders today that its subsidiary, TnBank of Oak Ridge will write down its holdings in Fannie Mae and Freddie Mac preferred stock.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was placing Fannie Mae and Freddie Mac under federal conservatorship. Tennessee Valley Financial Holdings, Inc. believes that these actions will have an adverse impact on the value of the Fannie Mae and Freddie Mac preferred stock held by the Bank.

The Bank holds preferred stock issued by Fannie Mae and Freddie Mac with a book value of approximately $2,200,000. As it is unclear at this time whether the value of the securities will improve, the Bank expects, in accordance with applicable accounting standards, to record a non-cash other-than-temporary impairment charge on these investments during the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae and Freddie Mac preferred stock.

While the Bank does not anticipate that the entire amount will be written down, President Tom Tuck noted that “even if the Bank writes down the total value of these securities to zero, TnBank of Oak Ridge will remain ‘well capitalized’ by federal regulatory standards.”